UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Fuqi International, Inc.
(Exact name of Registrant specified in its charter)

Delaware	20-1579407
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

5/F., Block 1, Shi Hua Industrial Zone
Cui Zhu Road North
Shenzhen, 518019
People’s Republic of China (“PRC”)
(Address, including zip code, of principal executive office)

+86 (755) 2580-1888
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.001 per share

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continue,” “should,” “plan,” “predict,” “potential” or the negative of these terms or other similar expressions. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in these forward-looking statements, which are subject to a number of risks, uncertainties and assumptions described in “Item 1A. Business—Risk Factors” section and elsewhere in this registration statement.

i

Item 1. Business

The information required by this item is contained under the sections “Prospectus Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Special Note Regarding Forward-Looking Statements” and “Additional Information” of Amendment No. 1 to the registration statement on Form S-1 (File No. 333-144290) filed as an exhibit hereto (“Amendment No. 1”). Those sections are incorporated herein by reference.

Item 1A. Risk Factors

The information required by this item is contained under the section “Risk Factors” of Amendment No. 1. That section is incorporated herein by reference.

Item 2. Financial Information

The information required by this item is contained under the sections “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Amendment No. 1. Those sections are incorporated herein by reference.

Item 3. Properties

The information required by this item is contained under the section “Business—Facilities” of Amendment No. 1. That section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the section “Beneficial Ownership of Certain Beneficial Owners and Management” of Amendment No. 1. That section is incorporated herein by reference.

Item 5. Directors and Executive Officers

The information required by this item is contained under the section “Management” of Amendment No. 1. That section is incorporated herein by reference.

Item 6. Executive Compensation

The information required by this item is contained under the section “Management—Executive Compensation ” of Amendment No. 1. That section is incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions, and Director Independence

The information required by this item is contained under the section “Certain Relationships and Related Transactions, and Director Independence” of Amendment No. 1. That section is incorporated herein by reference.

Item 8. Legal Proceedings

The information required by this item is contained under the section “Business—Legal Proceedings” of Amendment No. 1. That section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Equity Incentive Plans

We filed an information statement on Schedule 14C with the SEC on August 23, 2007 announcing our intention to adopt a new Fuqi International, Inc. 2007 Equity Incentive Plan (“2007 EIP”), which has been approved by our Board of Directors and stockholders. We currently have a 2006 Equity Incentive Plan (“2006 EIP”), which we intend to cancel and terminate immediately prior to the adoption of the 2007 EIP. There are currently no options or other securities outstanding under the 2006 EIP. We intend to adopt the 2007 EIP in September 2007, but in no event sooner than 20 days after the information statement is mailed to our stockholders. Summaries of the pertinent provisions of both the 2006 EIP and 2007 appear below.

2006 Equity Incentive Plan (pending termination)

In November 2006, our stockholders approved an equity incentive plan (“2006 EIP”) for employees, non-employee directors and other service providers covering 3,000,000 shares of common stock. Prior to this, we had an approved the 2004 Equity Incentive Plan, which was replaced by the 2006 EIP. No options are currently outstanding under either plan. Any options to be granted under the 2006 EIP may be either “incentive stock options,” as defined in Section 422A of the Internal Revenue Code, or “nonqualified stock options,” subject to Section 83 of the Internal Revenue Code, at the discretion of our board of directors and as reflected in the terms of the written option agreement. The option price shall not be less than 100% of the fair market value of the optioned common stock on the date the option is granted. The option price shall not be less than 110% of the fair market value of the optioned common stock for an optionee holding at the time of grant, more than 10% of the total combined voting power of all classes of our stock. Options become exercisable based on the discretion of our board of directors and must be exercised within ten years of the date of grant.

2007 Equity Incentive Plan (pending adoption)

We intend to adopt the Fuqi International, Inc. 2007 Equity Incentive Plan (“2007 EIP”) in September 2007, but in no event sooner than 20 days after the information statement on Schedule 14C, described above,is mailed to our stockholders. Our employees, officers and directors (including employees, officers and directors of our affiliates) will be eligible to participate in the 2007 EIP. Administration of the 2007 EIP will be carried out by our Board of Directors or any committee of the Board of Directors to which the Board of Directors has delegated all or a portion of responsibility for the implementation, interpretation or administration of the equity incentive plan. The administrator of the 2007 EIP will select the participants who are granted stock options or stock awards and, consistent with the terms of the equity incentive plan, will establish the terms of each stock option or stock award. The maximum period in which a stock option may be exercised will be fixed by the administrator, but in no event longer than ten years.

The 2007 EIP authorizes the issuance of options to purchase shares of common stock under the Option Grant Program and the grant of stock awards under the Stock Issuance Program. Although the administrator determines the exercise prices of options granted under the2007 EIP, the exercise price per share may not be less than 100% of the “fair market value,” as defined in the equity incentive plan, on the date of grant. Options that are granted under the equity incentive plan vest and terminate over various periods at the discretion of the Board of Directors or any committee authorized by the Board of Directors, but subject to the terms of the plan. Under the Stock Issuance Program, shares of our common stock may be issued through direct and immediate issuance without any intervening options grants.

The 2007 EIP will terminate upon the earliest of (i) the expiration of the ten year period measured from the date we adopt the plan, (ii) the date on which all shares available under the plan have been issued as vested shares, or (iii) the termination of all outstanding options in connection with a change in our ownership or control. Nevertheless, options granted under the 2007 EIP may extend beyond the date of termination. Under the2007 EIP, the maximum number of shares of common stock that may be subject to stock options or stock awards is 4,000,000.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides current information regarding compensation plans, including individual compensation arrangements, under which equity securities of our company are authorized for issuance.

Number of securities
remaining available for future
	Number of Securities to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	3,000,000	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	—		3,000,000

_____________
(1)	Represents options available for grant under our 2006 EIP.

The additional information required by this item is contained under the sections “Dividend Policy,” “Shares Eligible for Future Sale,” and “Management—Equity Incentive Plans” of Amendment No. 1 and under the section “Item 11—Description of Securities” herein. Each section is incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

The information required by this item is contained under the section “Information Not Required in the Prospectus—Item 26. Recent Sales of Unregistered Securities” of Amendment No. 1. That section is incorporated herein by reference.

Item 11. Description of Registrant’s Securities to be Registered

The information required by this item is contained under the section “Description of Securities” of Amendment No. 1. That section is incorporated herein by reference.

Item 12. Indemnification of Directors and Officers

The information required by this item is contained under the section “Information Not Required in Prospectus—Item 24. Indemnification of Directors and Officers” of Amendment No. 1. That section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data

The information required by this item is contained under the section “Consolidated Financial Statements” and “Notes to Consolidated Financial Statements” of Amendment No. 1. That section is incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information required by this item is contained under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Change in Accountants” of Amendment No. 1. That section is incorporated herein by reference.

Item 15. Financial Statements and Exhibits

(a) Financial Statement

See Item 13 above.

(b)  Exhibits

Except for Exhibit 99.6, which is included herein, the following exhibits are incorporated herein by reference from Amendment No. 1or, where noted, will be filed by amendment:

2.1
Share Exchange Agreement dated November 20, 2006 by and between Fuqi International, Inc., a Delaware corporation (f/k/a VT Marketing Services, Inc.) (the “Registrant”) and Fuqi International Holdings Ltd., a British Virgin Islands company (incorporated by reference from Exhibit 2.1 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).

3.1	Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
3.1(a)	Amendment of the Certificate of Incorporation of the Registrant dated February 21, 2007 to increase authorized shares.
3.2	Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
4.1*	Specimen Common Stock Certificate.
10.1	Plan Warrant Agreement (incorporated by reference from Exhibit 10.1 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
10.2	2006 Equity Incentive Plan (incorporated by reference from Exhibit 10.2 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
10.3	Real Property Lease dated May 8, 2005 (incorporated by reference from Exhibit 10.3 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
16.1
Letter from Epstein, Weber & Conover, PLC dated February 14, 2007 (incorporated by reference from Exhibit 16.1 to Registrant’s Form 10/A filed with the Securities and Exchange Commission on February 14, 2007).

21.1	List of Subsidiaries of the Registrant (incorporated by reference from Exhibit 21.1 to the Registrant’s Form 10 filed with the Securities and Exchange Commission on December 29, 2006).
23.1	Consent of Stonefield Josephson, Inc.
99.1	Proposed 2007 Equity Incentive Plan
99.2	Proposed Form of Notice of Grant of Stock Option for the 2007 Equity Incentive Plan
99.3	Proposed Form of Stock Option Agreement (including Addendum) for the 2007 Equity Incentive Plan
99.4	Proposed Form of Stock Issuance Agreement (including Addendum) for the 2007 Equity Incentive Plan
99.5	Proposed Form of Stock Purchase Agreement (including Addendum) for the 2007 Equity Incentive Plan

99.6	Amendment No. 1 to Registration Statement on Form S-1.
__________
* Previously Filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, People’s Republic of China, on August 27, 2007.

FUQI INTERNATIONAL, INC.

By:/s/ Yu Kwai Chong
Name: Yu Kwai Chong
Title: Chief Executive Officer and President